Exhibit (10) F.

EASTMAN KODAK COMPANY
AMENDMENT TO THE EASTMAN KODAK COMPANY 2005 OMNIBUS LONG-TERM COMPENSATION PLAN

EXECUTIVE COMPENSATION AND DEVELOPMENT COMMITTEE

Action by Written Consent

     WHEREAS, the Executive Compensation and Development Committee (the “Compensation Committee”) of the Board of Directors of Eastman Kodak Company at its July 17, 2007 meeting approved an amendment to the 2006-2007 Performance Cycle of the Company’s Leadership Stock Program in light of the Company’s divestiture of its Health Group on April 30, 2007, and

     WHEREAS, under the terms of this amendment the Compensation Committee agreed that the Company’s aggregate DEFO for the two-year period of the performance cycle should be calculated as if the Health Group remained part of the Company through 2007, and that for the period beginning May 1, 2007 and ending December 31, 2007, DEFO should be calculated to include the Health Group’s estimated performance for the period as internally established by the Company as part of its annual planning process in December of 2006, and

     WHEREAS, the Compensation Committee also agreed that this amendment will be effective for all participants of the performance cycle with the exception of the Company’s “covered employees,” as that term is used in Section 162(m) of the Internal Revenue Code, and

     WHEREAS, the Compensation Committee directed and authorized the Company’s Secretary to revise the Administrative Guide for the 2006-2007 Performance Cycle of the Leadership Stock Program to reflect this amendment in such manner as he, in his discretion, considers necessary, advisable and appropriate in light of the Compensation Committee’s decision.

     In accordance with the Committee’s direction and authorization, the undersigned, being the Secretary of Eastman Kodak Company, adopts the following resolution:

     RESOLVED: That Section 6.3 of the Administrative Guide for the 2006-2007 Performance Cycle of the Leadership Stock Program under Article 7 (Performance Awards) of the 2005 Omnibus Long-Term Compensation Plan is amended in its entirety to read as follows:

6.3 Performance Formula

The “Performance Formula,” which will determine the amount of an Award that will be considered to have been earned by a Participant, is as follows:

       Award Earned = Target Allocation x Applicable Performance Percentage

The Company’s actual Digital Earnings from Operations for the entire Performance Cycle in relation to the Performance Goal shall be used to determine the Applicable Performance Percentage.

For all Participants other than the Company’s covered employees, the Company’s Digital Earnings from Operations for the Performance Cycle will be calculated as if the Company’s Health Group remained part of the Company through 2007. As a result, for the period beginning May 1, 2007 and ending December 31, 2007, the Company’s Digital Earnings from Operations will be based, for all Participants other than the Company’s covered employees, on the estimated Health Group performance for 2007 as internally generated by the Company as part of its annual planning process in December of 2006.

No later than its regularly scheduled meeting for the month of February in the first year of the Performance Cycle, the Committee shall establish the specific formula by which the Applicable Performance Percentage will be determined.

The Committee will cause the Performance Formula that is to be used to establish the Applicable Performance Percentage to be documented in an Exhibit “B” to this Administrative Guide.

/s/ Laurence L. Hickey
____________________________

Laurence L. Hickey

Dated: As of July 17, 2007